May 19, 2010

Our Ref : S586/DW/EC

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re : Beijing Century Health Medical, Inc. (fka Super Luck, Inc.)
Commission File No.000-51817

We have read the statements made by Beijing Century Health Medical, Inc. which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K/A, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K/A. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Yours very truly,

PKF
Certified Public Accountants
Hong Kong, China